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A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 6, 2002. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                               *IMPORTANT NOTICE*
                              Dated: July 25, 2002                  Exhibit 99.1


                         HYPERTENSION DIAGNOSTICS, INC.


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Dear Redeemable Class A Warrant ("Class A Warrant") Holder or Redeemable Class B
Warrant ("Class B Warrant") Holder:

         As you may know, we are offering each holder of our Class A Warrant (or unit which contains a Class A Warrant component) the opportunity to receive, for no additional consideration, a Class B Warrant upon proper exercise of each Class A Warrant (the "Offering"). To receive the Class B Warrant, Class A Warrant holders must properly exercise their Class A Warrant on or before the expiration of the Offering period.

         THIS IS AN IMPORTANT NOTICE TO YOU THAT EFFECTIVE JULY 25, 2002:

o WE ARE EXTENDING THE OFFERING PERIOD AND THE EXPIRATION DATE OF THE CLASS A WARRANT. The Offering period has been extended from 5:00 p.m. Central Time on August 7, 2002 to 5:00 p.m. Central Time on September 17, 2002. Likewise, the expiration date of the Class A Warrant has been extended from 5:00 p.m. Central Time on August 7, 2002 to 5:00 p.m. Central Time on September 17, 2002.

o WE ARE REDUCING THE EXERCISE PRICE OF THE CLASS A WARRANT. The exercise price per share of Common Stock issuable upon exercise of all Class A Warrants has been reduced from $1.80 to $1.25. This $1.25 exercise price will remain in effect until the expiration of the Class A Warrant.

o WE ARE REDUCING THE EXERCISE PRICE OF THE CLASS B WARRANT. The exercise price per share of Common Stock issuable upon exercise of all Class B Warrants has been reduced from $2.00 to $1.50. This $1.50 exercise price will remain in effect until the expiration of the Class B Warrant.

o Amendments to the Warrant Agreements governing the Class A Warrants and the Class B Warrants were filed as exhibits to a Form 8-K filed with the U.S. Securities and Exchange Commission ("SEC") on or about the date of this notice. Our filings with the SEC are available on the SEC's website www.sec.gov, by visiting its public reference facilities or by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference facilities.


     If you have questions, you may contact James S. Murphy, Senior Vice President, Finance and Administration and Chief Financial Officer of the Company, at 651-687-9999 (Ext. 106).



                               *IMPORTANT NOTICE*